Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 23, 2020

Investor Relations: Kate Walsh, Vice President of Investor Relations & Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Appoints Two New Directors to Board

DALLAS, December 23, 2020 – EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today announced the appointment of two new directors to its Board of Directors, one from Global Infrastructure Partners (GIP) and one from TPG Capital (TPG). The new directors replace existing directors from each firm on EnLink’s Board.

EnLink has appointed Richard P. Schifter and Scott E. Telesz to the company’s Board. Richard Schifter will serve on the Board as a designee of an affiliate of TPG under a previously disclosed Board Representation Agreement and will replace Christopher Ortega, the previous TPG designee. Scott Telesz, who is an Operating Partner at GIP, will replace William A. Woodburn, a Partner with GIP, who is retiring from the Board. The number of directors on the Board will remain at 10.

“We are pleased to welcome Richard and Scott to the EnLink Board,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer. “As a former corporate attorney and investment firm partner, Richard brings years of strategic investment and board experience. Scott has worked closely with the EnLink team for some time in his role at GIP, helping our Operational Excellence group optimize EnLink’s operations, and brings extensive expertise with our business, the energy industry, and board matters. We are confident Richard and Scott will be valuable additions to our Board.

“I would like to thank Chris and Bill for their many contributions to EnLink during their tenure,” continued Davis. “They both have brought unique perspectives and experiences to the table, and have been valued members of our Board.”

Appointed Director Biographies

Richard P. Schifter is a senior advisor of TPG, a leading global private investment firm. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, he was a partner at the law firm of Arnold & Porter in Washington, D.C. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994.

Schifter currently serves on the board of directors of LPL Financial Holdings Inc., Avianca Holdings, S.A. and ProSight Global, Inc. Schifter is also a member of the board of overseers of the University of Pennsylvania Law School. He received a Bachelor of Arts with distinction from George Washington University and a Juris Doctor cum laude from the University of Pennsylvania Law School.

Scott E. Telesz is an Operating Partner at GIP, having joined GIP in 2018. Prior to joining GIP, he spent 28 years in a variety of operational leadership roles across four world-class organizations. His expertise is improving the operations of GIP’s acquired assets, particularly in manufacturing and industrial distribution businesses in capital-intensive sectors. Most recently, he spent eight years as Executive Vice President / Senior Vice President at Praxair, an industrial gas manufacturer, leading a variety of global businesses and functions. Prior to Praxair he worked at SABIC, General Electric, and McKinsey.

Telesz currently serves on the board of directors of Hess Midstream GP LLC and of Edinburgh Airport. He also serves on the Board of Visitors of Duke University’s Pratt School of Engineering. He earned a Bachelor of Science in electrical engineering from Duke University in 1989 and a Master of Business Administration from Harvard Business School in 1994.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink’s best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink’s strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

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